Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Getaround, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	24,224,687(2)	$0.66(3)	$15,988,293.42	0.00011020	$1,761.91
Equity	Common Stock, par value $0.0001 per share	Other	2,762,578(4)	$0.561(5)	$1,549,806.26	0.00011020	$170.79
Equity	Common Stock, par value $0.0001 per share	Other	8,611,398(6)	$0.66(3)	$5,683,522.68	0.00011020	$626.32
Total Offering Amounts					$23,221,622.36		$2,559.02
Total Fees Offsets							—
Net Fee Due							$2,559.02

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock that become issuable under the Getaround, Inc. 2022 Equity Incentive Plan (the “EIP”), the Getaround, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) and the Getaround, Inc. Amended and Restated 2010 Stock Plan (the “2010 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares reserved for issuance under the EIP.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The price shown is the average of the high and low selling prices of the common stock on February 10, 2023, as reported on the New York Stock Exchange.

(4)	Represents shares reserved for issuance under the ESPP.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, and based on 85% of $0.66, the average of the high and low selling prices of the common stock on February 10, 2023, as reported on the New York Stock Exchange. Pursuant to the ESPP, the purchase price of shares of common stock will be at least 85% of the lower of the fair market value of the common stock on the first trading day of the applicable offering period or on the applicable purchase date.

(6)

Represents shares underlying outstanding awards granted under the 2010 Plan, including 1,542,338 shares of common stock being offered for resale by the selling stockholders named in the prospectus included in this registration statement, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act.